UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):         October 21, 2009

                                 Noble Consolidated Industries Corp
(Exact name of registrant as specified in its charter)

Nevada	000-25523	33-08843633
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1280 Alexandria Court
                          McCarran, Nevada   89343

(Address of Principal Executive Officers)                  (Zip Code)

Registrant's telephone number, including area code:          775-343-1000

                                             U.S. Canadian Minerals, Inc
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item numbers to insert in file

Section 1 - Registrant's Business and Operations
1.01    Entry into a Material Definitive Agreement

On Wednesday, October 21, 2009 Noble Consolidated Industries Corp (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Costena Resources, Inc. (“Costena”). Pursuant to the terms of the Agreement, the Company transferred all of its rights and interest in those mineral rights comprised of thirteen (13) contiguous mining leases covering approximately two hundred and sixty (260) acres in Mohave County, Arizona approximately eleven (11) miles north of the City of Kingman and commercially known as the C.O.D. Claim Block and White Eagle Claim Block (the “Rights”) to Costena. In consideration for the Rights, Costena delivered a convertible promissory note (“Note”) to the Company in the principal amount of $2,500,000. The Note bears interest at the rate of ten percent (10%) per annum through its one (1) year term. In the event that Costena files a registration statement with the Securities and Exchange Commission and is called for trading on an American stock exchange or otherwise makes a market for its common shares, the Company shall have the right to convert the whole or any part of the principal secured and/or interest due under the Note into common shares of the Costena at a conversion price equivalent to a twenty percent (20%) discount to the average closing price of the Costena’s common shares as quoted on such stock exchange or trading facility through which a market for the common shares may be made for the five (5) trading prior to the Company’s notice of intention to convert as required under the Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    October 23, 2009

By: /s/ Thomas E. Barton Chown
General Counsel